Exhibit 21.1

List of Significant Subsidiaries China MediTech Limited

Hutchison MediPharma Limited (PRC)

Hutchison Whampoa Sinopharm Pharmaceuticals (Shanghai) Company Limited (PRC)

Hutchison Hain Organic (Hong Kong) Limited (Hong Kong)

Hutchison Hain Organic (Guangzhou) Limited (PRC)

Hutchison Healthcare Limited (PRC)

Hutchison Consumer Products Limited (Hong Kong)

Nutrition Science Partners Limited (Hong Kong)*

Shanghai Hutchison Pharmaceuticals Limited (PRC)*

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited (PRC)*

*non-consolidated entities